EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

July 9, 2003

Roxio, Inc.

455 El Camino Real

Santa Clara, California 95050

Re:	Registration of Securities of Roxio, Inc.

Gentlemen:

In connection with the registration of up to 824,385 shares of Common Stock of Roxio, Inc. (the “Company”), par value $0.001 per share (the “Common Stock”), and additional Preferred Stock Purchase Rights pursuant to the Preferred Stock Rights Agreement, dated as of May 18, 2001, between the Company and Mellon Investor Services, LLC, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 724,385 of such shares of Common Stock (the “Stock Plan Shares”) and related Rights to be issued or delivered pursuant to the Roxio, Inc. Amended and Restated 2001 Stock Plan (the “Stock Plan”) and up to 100,000 of such shares of Common Stock (the “ESPP Shares”) and related Rights to be issued or delivered pursuant to the Roxio, Inc. 2001 Employee Stock Purchase Plan (the “ESPP”), you have requested our opinion set forth below.

In our capacity as such counsel we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Stock Plan Shares and related Rights, and the ESPP Shares and related Rights, have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the Stock Plan or the ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Plan or the ESPP, as applicable, the Rights will be validly issued; and

(3)

when issued in accordance with such authorization, the provisions of the Stock Plan or the ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Plan or the ESPP, as applicable, and upon payment for and delivery of the Common Stock as contemplated in accordance with the Stock Plan or the ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Common Stock by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Common Stock by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Stock Plan Shares and the ESPP Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/    O’Melveny & Myers LLP